Exhibit 99.5

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

By and Among

ATEEFA LIMITED

MR. VINCENT TIANQUAN MO

And

PACIFIC VOYAGE LIMITED

Dated as of September 17, 2015

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 17, 2015, by and between:

(1) ATEEFA LIMITED, a company duly incorporated and existing under the laws of the British Virgins Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Borrower”);

(2) MR. VINCENT TIANQUAN MO, an individual holding PRC passport No. E30069265 (the “Shareholder”);and

(3) PACIFIC VOYAGE LIMITED, an exempt company incorporated with limited liability under the laws of the Cayman Islands, whose registered office is at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Lender”); and

The Borrower, the Shareholder and the Lender are each herein referred to as a “Party” and collectively as the “Parties”.

RECITALS

A.           The Borrower has agreed to issue and sell to the Lender, and the Lender has agreed to purchase from the Borrower, upon the terms and conditions hereinafter provided, a senior secured guaranteed note (the “Note”) in aggregate principal amount of US$53,560,000 (the “Principal Amount”) for the sole purpose of funding a portion of the Subscription Price (as defined below).

B.           In order to induce the Lender to purchase the Note, (i) the Shareholder shall guarantee the payment obligations of the Borrower pursuant to this Agreement and the Note and (ii) the Shareholder and the Borrower shall grant and shall procure Safari Group Holdings Limited and Safari Group CB Holdings Limited to grant first-priority security interests in the Pledged Securities for the benefit of the Lender pursuant to the Security Documents (as defined below).

C.           Concurrently with the execution of this Agreement, the Borrower has executed a subscription agreement (the “Share Purchaser Subscription Agreement”) with the Safari Group Holdings Limited (the “Share Purchaser”), pursuant to which, subject to the terms and conditions of the Share Purchaser Subscription Agreement, the Borrower will purchase and subscribe for from the Share Purchaser, and the Share Purchaser will issue and sell to the Borrower, 957,265 ordinary shares, par value US$0.01 per share, of the Share Purchaser (the “Share Purchaser Ordinary Shares”) at US$29.2500 per share for an aggregate of US$28,000,000 (the “Share Purchaser Subscription Price”).

D.           Concurrently with the execution of this Agreement, the Borrower has executed a subscription agreement (the “Note Purchaser Subscription Agreement”, together with the Share Purchaser Subscription Agreement, the “Subscription Agreements”) with Safari Group CB Holdings Limited (the “Note Purchaser”), pursuant to which, subject to the terms and conditions of the Note Purchaser Subscription Agreement, the Borrower will purchase and subscribe for from the Note Purchaser, and the Note Purchaser will issue and sell to the Borrower, 781,441 ordinary shares, par value US$0.01 per share, of the Note Purchaser (the “Note Purchaser Ordinary Shares”, together with the Share Purchaser Ordinary Shares, the “Ordinary Shares”) at US$ 36.5479 per share for an aggregate of US$28,560,000 (the “Note Purchaser Subscription Price”, together with the Share Purchaser Subscription Price, the “Subscription Price”).

E.           On September 17, 2015, the Share Purchaser, the Note Purchaser and Safari Parent Limited (solely for the purpose of Section 5.7 thereof) entered into that certain subscription agreement (the “SouFun Subscription Agreement”) with SouFun Holdings Limited, an exempted limited liability company duly incorporated and existing under the laws of the Cayman Islands (“SouFun”), pursuant to which (i) SouFun has agreed to issue and sell to the Share Purchaser, and the Share Purchaser has agreed to purchase and subscribe for from SouFun, (i) certain Class A ordinary shares, par value HK$1.00 per share, of SouFun (the “SouFun Purchased Shares”) and (ii) SouFun has agreed to issue and sell to the Note Purchaser, and the Note Purchaser has agreed to purchase and subscribe for from SouFun a convertible note (the “SouFun Convertible Note”), for an aggregate of US$200,000,000 (the “SouFun Subscription Price”).

In consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1           Certain Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that no holder of Ordinary Shares shall be deemed an Affiliate of the Company or any other security holder of the Company solely by reason of any investment in the Company or the existence or exercise of any rights or obligations under this Agreement or the Ordinary Shares held by such security holder.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in Beijing, Cayman Islands, Hong Kong or New York.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the actions, management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Financing Documents” means, collectively, this Agreement, the Note, the Security Documents and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, SouFun and any of its Subsidiaries.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“New Investor Financing” means any financing arrangement between (i) the Borrower, the Shareholder and/or any of their Affiliates, on the one hand, and (ii) any other investor(s) in the Overall Private Placements (each, a “New Investor”) and/or any of their Affiliates, on the other hand.

“Note Purchaser Shareholders Agreement” means that certain shareholders agreement, by and among, the Safari Parent Limited, the Shareholder, the Borrower and the Safari Group CB Holdings Limited, dated as of the date hereof.

“NYSE” means The New York Stock Exchange.

“Overall Private Placements” means the Overall Private Placements as defined in the SouFun Subscription Agreement.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, NYSE and any other applicable Law regulating securities issuance and purchase matters.

“Security Documents” means the share charges for the benefit of the Lender dated as of the date hereof in respect of (i) all of the Ordinary Shares held by the Borrower, (ii) the SouFun Purchased Shares beneficially owned by the Borrower through Safari Group Holdings Limited and (iii) the SouFun Convertible Note beneficially owned by the Borrower through Safari Group CB Holdings Limited; and equity securities to be pledged under the Security Documents are herein collectively referred to as “Pledged Securities”.

“Share Purchaser Shareholders Agreement” means that certain shareholders agreement, by and among, Safari Parent Limited, the Shareholder, the Borrower and the Safari Group Holdings Limited, dated as of the date hereof.

“Transaction Documents” means, collectively, the Financing Documents, the Share Purchaser Shareholders Agreement, the Note Purchaser Shareholders Agreement, the Subscription Agreements, the SouFun Subscription Agreement and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Transfer” means, with respect to any security, any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions.

Section 1.2           Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section

Agreement	Preamble
Authorization	Section 4.1(d)
Borrower	Preamble
Closing	Section 3.1
HKIAC	Section 8.12(a)
HKIAC Rules	Section 8.12(a)
Lender	Preamble
Note	Recitals
Note Purchaser	Recitals
Note Purchaser Ordinary Shares	Recitals
Note Purchaser Subscription Agreement	Recitals
Note Purchaser Subscription Price	Recitals
Ordinary Shares	Recitals
Parties	Preamble
Party	Preamble
Pledged Securities	Section 1.1
Principal Amount	Recitals
Share Purchaser	Recitals
Share Purchaser Ordinary Shares	Recitals
Share Purchaser Subscription Agreement	Recitals
Share Purchaser Subscription Price	Recitals
Shareholder	Preamble
SouFun	Recitals
SouFun Convertible Note	Recitals
SouFun Purchased Shares	Recitals
SouFun Subscription Agreement	Recitals
SouFun Subscription Price	Recitals
Subscription Agreements	Recitals
Subscription Price	Recitals

Section 1.3           Interpretation and Rules of Construction. References to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement and Exhibits and Schedules to this Agreement shall be deemed to form part of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars.

Article II
ISSUANCE OF THE NOTE

Subject to the terms and conditions of this Agreement, at the Closing, the Borrower agrees to issue and sell the Note to the Lender against payment by the Lender to the Borrower of the Principal Amount. The Note shall be in the form of Exhibit A attached hereto.

Article III
CLOSING AND DELIVERY

Section 3.1           Closing.

Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and delivery of the Note pursuant to this Agreement (the “Closing”) shall take place as soon as possible following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Sections 6.1 and 6.2, as applicable, with respect to the Closing (other than such conditions as may, by their terms, only be satisfied on the date of the Closing).

Section 3.2           Closing Deliverables by the Borrower.

At the Closing, the Borrower shall:

(a)          execute and deliver to the Lender a Note, in the form as set forth in Exhibit A hereto, reflecting the name of the Lender, a principal amount equal to the Principal Amount and the date of the Closing;

(b)          deliver to the Lender a certified copy of the board resolutions (or shareholders’ resolutions if so required by its constitutional documents) of the Borrower approving this Agreement and the transactions contemplated hereunder; and

(c)          deliver such other documents required to be delivered by the Borrower under Section 6.2 hereof.

Section 3.3           Closing Deliverables by the Lender.

At the Closing, the Lender shall remit the Principal Amount to SouFun’s account as designated by SouFun pursuant to the SouFun Subscription Agreement in immediately available funds, on behalf of the Borrower to satisfy a portion of its payment obligations under the Subscription Agreements and on behalf of the Share Purchaser and the Note Purchaser to satisfy a portion of their respective payment obligations under the SouFun Subscription Agreement.

Section 3.4           Use of Proceeds.

The Borrower agrees and acknowledges that the proceeds from the sale and issuance of the Note shall be used solely for the purpose of funding a portion of the Subscription Price under the Subscription Agreements, which shall in turn be used to fund a portion of the Note Purchaser’s and Share Purchaser’s payment obligations under the SouFun Subscription Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.1           Representations and Warranties of the Borrower and the Shareholder. The Borrower and the Shareholder hereby jointly and severally represent and warrant to the Lender that each of the representations and warranties contained in this Section 4.1 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a)          Organization, Good Standing and Qualification of the Borrower. The Borrower is duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. The Borrower has all requisite legal and corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it currently conducts and proposes to conduct business. The Shareholder is a citizen of the PRC, of sound mind, is over the age of 18, is not suffering from a mental disability and is not bankrupt under the laws of Hong Kong, the PRC or any other jurisdiction.

(b)          Authority. Each of the Borrower and the Shareholder has all requisite capacity, power and authority (whether corporate or personal) to enter into this Agreement (including, without limitation, the Guarantee) and the other Transaction Documents to which it or he is party, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Borrower and the Shareholder of this Agreement (including, without limitation, the Guarantee) and the other Transaction Documents to which it or he is party and the consummation by the Borrower and the Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of the Borrower and the Shareholder. This Agreement and the other Transaction Documents to which it or he is party have been duly executed and delivered by the Borrower and the Shareholder (as the case may be) and constitute legal, valid and binding obligations of the Borrower and the Shareholder (as the case may be), enforceable against the Borrower and the Shareholder (as the case may be) in accordance with their respective terms, subject to applicable Laws.

(c)          Noncontravention. The execution, delivery and performance by the Borrower and the Shareholder of this Agreement and the other Transaction Documents to which it or he is party and the consummation of the transactions contemplated hereby and thereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Borrower or the Shareholder is subject, or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Borrower or the Shareholder is a party or by which any of them is bound or to which any of their respective assets or properties are subject other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Borrower’s or the Shareholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby.

(d)          Consents and Approvals. The execution, delivery and performance by the Borrower and the Shareholder of this Agreement and the other Transaction Documents to which it or he is party and the consummation of the transactions contemplated hereby and thereby do not and shall not require any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Governmental Authority or any other Person (each, an “Authorization”) to be obtained or made by the Borrower or the Shareholder, except (i) for such Authorizations as have already been obtained or made by the Borrower or the Shareholder before the date hereof, or (ii) as otherwise explicitly provided in this Agreement or any other Transaction Documents.

(e)          Valid Issuance of the Note. The Note when issued in accordance with this Agreement will be duly authorized and validly issued.

(f)          Capacity. Each of the Borrower and the Shareholder is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks involved in the Transaction Documents to which it or he is a party and to make an informed decision relating thereto. Each of the Borrower and the Shareholder voluntarily enters into the Transaction Documents to which it or he is a party and has obtained professional advice of external legal counsel and fully understands that each term, condition, restriction and provision of this Guarantee and the other Transaction Documents are fair and reasonable with respect to the subject matter thereof.

(g)          Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Borrower.

(h)          Exempt Offering. The offer, sale and issuance of the Note as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and will not result in a violation of the qualification or registration requirements of the any applicable Securities Laws, and neither the Borrower, the Shareholder nor any of their authorized agent will take any action hereafter that would cause the loss of such exemption.

Section 4.2           Representations and Warranties of the Lender. The Lender represents and warrants to the Borrower that each of the representations and warranties contained in this Section 4.2 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a)          Organization, Good Standing and Qualification. The Lender is duly organized, validly existing and in good standing under the law of its jurisdiction of formation. The Lender has all requisite legal and corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it currently conducts and proposes to conduct business

(b)          Authority. The Lender has all requisite capacity, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Lender of this Agreement and the consummation by the Lender of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Lender. This Agreement has been duly executed and delivered by the Lender and constitutes legal, valid and binding obligations of the Lender, enforceable against the Lender in accordance with their respective terms, subject to applicable Law.

(c)          Noncontravention. The execution, delivery and performance by the Lender of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Lender is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Lender is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Lender’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby.

(d)          Consents and Approvals. The execution, delivery and performance by the Lender of this Agreement and the consummation of the transactions contemplated hereby do not and shall not require any Authorizations to be obtained or made by the Lender, except (i) for such Authorizations as have already been obtained or made by the Lender before the date hereof, or (ii) as otherwise explicitly provided in this Agreement.

Article V
COVENANTS AND AGREEMENTS

Section 5.1           Affirmative Covenants. So long as the Note remains outstanding, each of the Shareholder and the Borrower shall:

(a)          notify the Lender in writing of any Transfer of securities of SouFun beneficially owned by the Borrower at least five (5) Business Days prior to the consummation of such Transfer;

(b)          notify the Lender in writing of any prepayment by the Borrower or any of its Affiliates under the New Investor Financing;

(c)          cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of the Borrower; and

(d)          take all other necessary actions as may be required or advisable to permit the consummation of the transaction contemplated under this Agreement and any other Transaction Documents to which it or he is a party.

Section 5.2           Negative Covenants. The Shareholder and the Borrower, jointly and severally covenant that, so long as the Note remains outstanding:

(a)          the Borrower shall not conduct any business whatsoever, other than solely acting as a personal holding company for the Shareholder and to hold Ordinary Shares and/or SouFun’s shares;

(b)          the Borrower shall not create, incur, assume or suffer to exist any Encumbrances of any kind on any of the equity securities of the Borrower or the Borrower’s assets or properties (other than the pledge of the Pledged Securities pursuant to the Transaction Documents); and

(c)          none of the Immediate Family Members of the Shareholder shall participate in any New Investor Financing.

Section 5.3           Mandatory Prepayment.

(a)          So long as the Note remains outstanding, in the event that the Borrower receives any payment from (i) any Transfer of Ordinary Shares or securities of SouFun beneficially owned by the Borrower or (ii) any dividend distribution by SouFun, the Note Purchaser or the Share Purchaser and the Borrower hereby agree that all proceeds from such payment shall be used to first prepay any outstanding principal amount under the Note.

(b)          So long as the Note remains outstanding, in the event that the Borrower or any of its Affiliates makes any prepayment under the New Investor Financing, the Lender shall have the right to request the Borrower to prepay a pro rata portion of the outstanding principal amount under the Note. For purposes of this Section 5.3(b), the pro rata portion shall mean a fraction, of which (i) the numerator is the aggregate amount of the pre-payment made by the Borrower or any of its Affiliates under the New Investor Financing and (ii) the denominator is the outstanding principal amount under the New Investor Financing.

(c)          In connection with any issuance of Securities to a New Investor pursuant to the Overall Private Placements, in the event that such New Investor's Financing Ratio, if applicable, is lower than the Financing Ratio of the Lender, the Borrower shall prepay an amount of the Note so that the Financing Ratio of the Lender shall be reduced to be equal to such New Investor's Financing Ratio. For purposes of this Section 5.3(c), “Financing Ratio,” with respect to a Person, shall mean a fraction, of which (i) the numerator is the outstanding amount of loan extended by such Person or any of its Affiliates to the Shareholder, the Borrower or any of their respective Affiliates in connection with the Overall Private Placements, and (ii) the denominator is the aggregate amount of funds paid by or sourced from such Person or any of its Affiliates in connection with the Overall Private Placements, including the amount under (i). For the avoidance of doubt, if a New Investor does not extend any loan to the Shareholder, the Borrower or any of their respective Affiliates in connection with the Overall Private Placements, such New Investor’s Financing Ratio shall be zero.

Section 5.4           Most Favorable Treatment. So long as the Note remains outstanding, in the event that the terms and conditions of the New Investor Financing (including, but not limited to, the tenor of such New Investor Financing) are more favorable to the other participant(s) in the Overall Private Placements than those terms and conditions provided to the Lender in the Financing Documents, the Lender shall be entitled to such more favorable terms and conditions and the Borrower and the Shareholder shall immediately take all necessary actions, including amending the terms and conditions of the Financing Documents to make all such necessary changes, unless otherwise waived or agreed by the Lender in writing.

Article VI
CONDITIONS TO CLOSING

Section 6.1           Conditions to Obligations of the Borrower. The obligations of the Borrower to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Borrower.

(a)          Representations and Warranties. All representations and warranties made by the Lender in Section 4.2 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing in all respects, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such other date.

(b)          Performance of Obligations. The Lender shall each have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or at the Closing.

(c)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Group to dispose of all or a material portion of the business or assets of the Group as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d)          Compliance Certificate. The Lender shall have delivered to the Borrower a certificate, executed by an authorized signatory of the Lender, dated as of the date of the Closing, certifying that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied.

(e)          Concurrent Closing. The closing under the Subscription Agreements, the SouFun Subscription Agreement and the Closing hereunder shall take place substantially concurrently.

Section 6.2           Conditions to Obligations of the Lender. The obligations of the Lender to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Lender.

(a)          Representations and Warranties. All representations and warranties made by the Borrower and the Shareholder in Section 4.1 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing in all respects, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such other date.

(b)          Performance of Obligations. The Borrower shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing.

(c)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Group to dispose of all or a material portion of the business or assets of the Group as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d)          Compliance Certificate. The Borrower shall have delivered to the Lender a certificate, executed by an authorized signatory of the Borrower, dated as of the date of the Closing, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(e)          Concurrent Closing. The closing under the Subscription Agreements, the SouFun Subscription Agreement and the Closing hereunder shall take place substantially concurrently.

(f)          Other Closing Deliveries. The Borrower shall have delivered the other closing deliverables set forth in Section 3.2.

Article VII
GUARANTEE AND SECURITY

Section 7.1           Guaranteed Obligations. In addition to any other security granted or created in favor of the Lender, the Shareholder hereby irrevocably, absolutely, and unconditionally: (a) guarantees to the Lender the due and punctual observance and performance by the Borrower of the obligations of the Borrower under this Agreement and the Note; and (b) undertakes with the Lender that whenever the Borrower does not pay any amount when due, and no matter how the same shall become due, under or in connection with this Agreement and/or the Note, including all principal, all interest thereon, any and all costs, liabilities, expenses or losses of the Lender arising out of the extension of credit, or enforcements by the Lender of its rights under this Agreement and the Loan, and if any obligation guaranteed by it is or becomes void, voidable, unenforceable, invalid or illegal, all prepayment obligations and all other sums payable hereunder and thereunder, the Shareholder shall immediately on demand pay that amount as if it was the principal obligor (collectively, the “Guarantee” and the obligations subject thereto, the “Guaranteed Obligations”).

Section 7.2           General.

(a)          The Guarantee provided by the Shareholder hereunder is a continuing guarantee and indemnity and remains in force until all the Guaranteed Obligations have been performed or satisfied.

(b)          The Guarantee provided by the Shareholder hereunder with respect to the Guaranteed Obligations is in addition to, and independent of, and without prejudice to and not in substitution for or affected by any rights or security which the Lender may now or after have or hold for the performance and observance of the Guaranteed Obligations.

(c)          Neither the liabilities of the Shareholder under this Agreement nor the rights, powers and remedies conferred upon the Lender hereunder nor the Guaranteed Obligations (i) shall be released or diminished by any variation of the terms of the Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance or any other fact or circumstance other than a specific written waiver; any of the obligations of any or all of the Borrower under any other security relating to this Agreement or the Note being or becoming illegal, invalid, unenforceable or ineffective in any respect; (ii) shall be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defense to a guarantor (iii) shall be affected or impaired by (aa) the bankruptcy, winding-up, dissolution, administration or reorganization of the Borrower (as the case may be) or any other person or any change in its status, function, control or ownership; (bb) any failure to take or perfect, or fully to take or perfect, any security in respect of the obligations of the Borrower or the Shareholder or (cc) any incapacity or lack of power, authority or legal personality of or change in the status of the Borrower or the Shareholder or any other person.

(d)          Any amounts payable under the Guarantee hereunder shall be paid in full on demand without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise).

(e)          The Guarantee provided by the Shareholder hereunder is a principal obligation and is not to be treated as ancillary or collateral to another right or obligation.

(f)          The Guarantee provided by the Shareholder hereunder shall be binding upon the Shareholder and his permitted assigns.

(g)          The Lender shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of this Guarantee or by law to make any demand of Borrower or any other person; to take any action or obtain judgment in any court against the Borrower or any other person; to make or file any claim or proof in a winding-up or dissolution of the Borrower or any other person; or to enforce or seek to enforce any security taken in respect of any of the obligations of the Borrower or Shareholder under any transaction document.

Section 7.3           Security. In order to secure the Borrower’s obligations under this Agreement and the Note and the Shareholder’s obligations under this Agreement, at the Closing, the Borrower and the Shareholder will execute and deliver to the Lender the Security Documents.

Section 7.4           Continuing Security. The obligations of the Shareholder hereunder shall constitute and be continuing obligations notwithstanding any settlement of account, intermediate payment, discharge in whole or part or any other matter or thing whatsoever, and shall not be considered satisfied by any intermediate payment or satisfaction of any of the obligations of the Borrower and shall continue in full force and effect until the Lender has confirmed in writing to the Shareholder that the Guaranteed Obligations have been paid in full.

Section 7.5           Deferral of Guarantor’s Rights Pending. The Shareholder agrees that for all times until the Lender has confirmed in writing to the Shareholder that all amounts which may be or become payable by the Borrower or Shareholder under or in connection with the transaction documents have been irrevocably paid in full, the Shareholder shall not delay his performance of, or refuse to perform, any of his obligations under the Guarantee by exercising any rights which it may at any time have by reason of performance by him of his obligations under this Guarantee: (aa) to be indemnified by the Borrower or to receive any collateral from the Borrower; and/or (bb) to claim any contribution from the Borrower; and/or (cc) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any transaction documents or of any other security taken pursuant to, or in connection with, any transaction documents by the Lender and/or (dd) refrain from applying or enforcing any security or rights held or received by the Shareholder against the Borrower, whether under contract or law.

Section 7.6           Guarantee Representations. Without limiting the representations, warranties and statements in Section 4, the Shareholder makes the following representations and warranties to the Lender in relation to this Section 7 and the Guarantee: (aa) it is not necessary that this Guarantee be filed, recorded or enrolled with any governmental authority, court or other authority in any jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Guarantee or the transactions contemplated by this Guarantee; (bb) no investigation, litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency has been started or is pending, or has been threatened, against him or his assets; (cc) in any proceedings taken in his domicile in relation to this Guarantee, the Shareholder will not be entitled to claim for himself or any of his assets immunity from suit, execution, attachment or other legal process; (dd) the Shareholder is able to meet his obligations and pay his debts as they fall due, he does not admit and has not admitted any inability to pay his debts as they fall due and he has not suspended making payments on any of his debts. All the representations and warranties in this Clause 7.6 are made or deemed to be made by the Shareholder to the Lender on the date of this Guarantee and on each day up to and including the date on which all the Guaranteed Obligations have been fully performed and discharged.

Article VIII
GENERAL PROVISIONS

Section 8.1           Further Assurances. Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any other Party in order to effectuate the transactions contemplated hereby.

Section 8.2           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.3           Entire Agreement. This Agreement, together with all schedules and exhibits hereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 8.4           Confidentiality. Except as may be required by law, none of the Parties shall disclose to any third party the terms and conditions of this Agreement or the transactions contemplated hereby without the prior approval of the other Parties hereto. In the event of disclosure required by law, including, without limitation, by the Securities Laws, the disclosing party shall use all reasonable efforts and provide all reasonable cooperation to obtain confidential treatment of the materials or a protective order.

Section 8.5           Assignment. The Lender may assign any or all of its rights and delegate or transfer any or all of its duties and obligations under this Agreement and the Note to any of its Affiliates or the financial institutions provided the Debt Financing (as defined under the Note Purchaser Shareholders Agreement) or any of their Affiliates. No other Party to this Agreement may otherwise assign any of its rights or delegate or transfer any of its duties or obligations hereunder without the express prior written consent of the Lender. Any purported assignment in violation of the foregoing sentences shall be null and void.

Section 8.6           Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 8.7           Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.8           No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

Section 8.9           Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.10         Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this Section 8.10). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)	If to the Borrower:

Address:	Building 5, Zone 4, Hanwei International Plaza,
No.186, South 4th Ring West Road, Fengtai District,Beijing
100160, P.R.China
Attention:	Mr. Vincent Tianquan Mo
Facsimile:	86-10-56318710

(b)	If to the Lender:

Address:	1001 Pennsylvania Ave NW, Suite 220 South
Washington, DC 20004
Attention:	Norma Kuntz
Facsimile:	202-729-5646

(c)	If to the Shareholder:

Address:	Building 5, Zone 4, Hanwei International Plaza,
No.186, South 4th Ring West Road, Fengtai District,Beijing
100160, P.R.China
Attention:	Mr. Vincent Tianquan Mo
Facsimile:	86-10-56318710

Section 8.11         Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder.

Section 8.12         Dispute Resolution.

(a)          Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules (“HKIAC Rules”) in force when the notice of arbitration is submitted.

(b)          The law of this arbitration clause shall be Hong Kong law.

(c)          The seat of arbitration shall be Hong Kong.

(d)          The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC Rules. The arbitration proceedings shall be conducted in English.

(e)          It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 8.13         Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Note Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

BORROWER:

Ateefa Limited

By:	/s/ Tianquan Mo
Name: Mr. Vincent Tianquan Mo
Title: Director

SHAREHOLDER:

Mr. Vincent Tianquan Mo

By:	/s/ Tianquan Mo

LENDER:

Pacific Voyage Limited

By:	/s/ Norma R. Kuntz
Name: Norma R. Kuntz
Title: Director

[Signature Page to Note Purchase Agreement]

EXHIBIT A

THE NOTE

Exhibit A to Note Purchase Agreement